EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Registration Statement filed June 9, 1995 on Form S-8  of our report dated March 31, 2010 relating  to the consolidated financial statements of Lifeway Foods, Inc. as of December 31, 2009 and 2008 which appear in this Form 10-K of Lifeway Foods, Inc. for the year ended December 31, 2009.

/s/ Plante & Moran, PLLC
Grand Rapids, MI
March 31, 2010